Exhibit 10.15

AGREEMENT AND RELEASE

This Agreement and Release (Agreement) is dated August 30, 2004 (Today), and is between John W. Coyle, [Address] (you), and Connecticut General Life Insurance Company, a Connecticut corporation (the Company).

You and the Company intend to be legally bound by the Agreement, and are entering into it in reliance on the promises made to each other in the Agreement. Under the Agreement, your employment will end, and you and the Company agree to settle all issues concerning your employment and termination of employment. The Company will pay you certain benefits described in this agreement. In turn, you are releasing legal claims against the Company.

1. Your Termination Date. Your employment with the Company will end by mutual consent on January 14, 2005 (the Termination Date). However, your job responsibilities will end no later than November 1, 2004.

2. Pay and Benefits Until Termination Date.

a.	From Today until your Termination Date, the Company will pay you your current regular salary and you may continue to participate in the Company’s employee benefits programs.

b.
You agree that you will not be covered by the CIGNA Short-Term Disability Plan or CIGNA Long-Term Disability Plan after November 1, 2004. If you become disabled after November 1, 2004 and before the Termination Date, the Company will continue to pay you your regular salary until the Termination Date.

c.
If you die before the Company pays you all amounts due under paragraphs 2 and 3 of the Agreement, the remaining amounts will be paid to your surviving spouse in a lump sum within 90 calendar days after the date of your death. If you have no surviving spouse, the payment will be made to your estate. If you die before January 14, 2005, the date you die will automatically be your new Termination Date (but the above lump sum payment shall be calculated as if you had remained employed until January 14, 2005).

3. Your Severance Benefits.

a.
The Company will make 5 bi-weekly payments (less applicable taxes and withholding) to you, and each payment will equal 1/26 of your current annual salary rate. These payments will be made during the period from January 17, 2005 to March 25, 2005.

If you become employed elsewhere and so notify the Company in writing, the bi-weekly payments shall stop (or shall not begin), and the Company shall pay you any remaining part in a lump sum as soon as practicable (but not before January 14, 2005). These payments will not be treated as eligible earnings for any benefits purposes.

b.
During the period you receive any bi-weekly installment payments under sub-paragraph 3.a (the Payment Period), you will be eligible to continue the Signature Benefits group health care and life insurance coverages you may have on the same basis as active employees. During the Payment Period, your Signature Benefits Basic Life Insurance coverage will continue at the Company’s expense. Under the provision of federal law (COBRA), you may elect to continue your Company group health care coverage after your Termination Date. If you elect COBRA coverage, the Company will subsidize the COBRA rates (that is, you will pay the same rates as if you continued to be employed) you pay during the Payment Period and will not subsidize the rates after the Payment Period. You will be billed monthly. You may convert certain group benefits coverages to individual coverages under the terms of the Signature Benefits program.

c.	Any benefits you may have earned under the CIGNA Deferred Compensation, Pension, Supplemental Pension, and 401(k) Plans will be payable to you under the provisions of those plans.

d.
In March 2005, the Company will pay you a cash bonus for service performed in 2004 in an amount equal to your annual target multiplied by the performance rating that applies to the Core Medical business for 2004.

e.
In May 2005, the Company will pay you for the Strategic Performance Unit award related to the 2002 to 2004 performance period. The number of units associated with the award will be prorated based on the percentage of time during the performance period that you will have been employed by the Company (18 of 36 months). The payment will be in cash, in amounts that are in accordance with the formula under the Strategic Performance Unit provisions of the CIGNA Long-Term Incentive Plan and that are based on the same Unit values that apply to other senior executives.

f.
Until your Termination Date any options on CIGNA Corporation stock, and any shares of restricted CIGNA Corporation stock, that you hold will continue to vest under the terms of your applicable grant letter. With advance approval of the Office of the Corporate Secretary, you may exercise vested options in accordance with the terms of the grants. Your rights after the Termination Date as to any shares of restricted stock and any unexercised and unvested options you then hold will be determined by the terms of the applicable plan and grant letter.

g.	The Company will provide you with:

(1)	Executive Financial Services for the remainder of 2004;

(2)	Reimbursement for reasonable tax preparation fees incurred in 2004 for income tax returns for 2003 income and in 2005 for income tax returns for 2004 income;

(3)	Payment for earned but unused vacation and personal time for 2004; and

(4)	Outplacement services, including office space and secretarial support, in accordance with Company’s standard program for executive level employees.

h.	You will receive no other money from Company except as provided in this Agreement.

4. Your Promises to the Company.

a.	Terms used in paragraph 4 are defined as follows:

(1)	“CIGNA” means the Company, its parent CIGNA Corporation, and any other subsidiaries or affiliates of the Company or CIGNA Corporation.

(2)
“Confidential Information” means any knowledge, information or materials belonging to CIGNA about its products, services, know-how, customers, business plans, or financial, marketing, pricing, compensation and other proprietary matters, whether or not subject to trademark, copyright, trade secret or other protection, that has been made known to you as a result of your Company employment.

b.
You will return to CIGNA any CIGNA property that you now have (for example: identification card, access card, office keys, computer, company manuals, office equipment, records and files) and you will remain subject to CIGNA’s policies and procedures, including its Code of Ethics and Compliance until your Termination Date.

c.
You agree that, other than in the good faith performance of your services to the Company before the Termination Date, you will not disclose any Confidential Information to anyone other than CIGNA employees or use any Confidential Information for your benefit or the benefit of any other person, firm, operation or entity unrelated to CIGNA. After an item of Confidential Information has become public knowledge, you shall have no further obligation under this paragraph 4.c regarding that publicly known information so long as you were in no manner responsible, directly or indirectly, for permitting the information to become public knowledge without the Company’s consent.

d.	Until January 14, 2006, you will not, within any part of the United States or any other country where CIGNA currently conducts any health care business, solicit in any manner:

(1)
any of CIGNA’s employees, either to terminate employment with CIGNA or to become employed, as an employee or independent contractor, by you or by any business that you may become employed by, or affiliated in any way with, after leaving CIGNA; or

(2)
any of CIGNA’s customers that you have had direct contact with to terminate their business arrangements with CIGNA, or to enter into any business arrangements with you or any business which you may become employed by, or affiliated in any way with, after leaving CIGNA, if such business arrangements would compete in any way with any health care business that CIGNA has conducted, or has been planning to conduct, during the 12-month period ending Today.

e.
You agree that the duration, area and scope of activities restricted under paragraphs 4.c and 4.d are reasonable and necessary to protect Company's legitimate business interests and that, if any court or arbitrator determines that paragraphs 4.c or 4.d or any part of them is unenforceable because of the duration, area or scope of activities restricted, then the court or arbitrator shall have the power to reduce the duration, area or scope to the maximum allowed by applicable law and, in its reduced form, the provision shall then be enforced and you will abide by the provision as altered.

f.
You agree that you will not at any time make any verbal or written statement that disparages in any way CIGNA’s integrity or business reputation. Likewise, CIGNA will in no way disparage your integrity or reputation.

g.
You agree to make yourself available to the Company in connection with any legal proceedings in which you may have knowledge of potentially relevant facts. The Company shall reimburse you for all reasonable expenses that you incur (including the costs of travel and meals) in connection with your making yourself available to it or its counsel to provide information or to testify. For the first ten days (not necessarily consecutive and including partial days) that you spend in so providing information or testifying, you shall not be compensated for such time. Thereafter, the Company shall pay you $750.00 for each day (or part of a day) as compensation for your time in providing information or testifying.

5. Your Release of Claims.

a.
You agree that you will not file (or ask or allow anyone to file on your behalf), any charge, complaint, claim or lawsuit of any kind in connection with any claim released by this Agreement. This provision shall not apply, however, to any non-waivable charges or claims brought before any governmental agency. With respect to any such non-waivable claims, you agree to waive your right (if any) to any monetary or other recovery should any governmental agency or other third party pursue any claims on your behalf, either individually, or as part of any collective action. Nothing herein shall preclude any claim you may file alleging that your waiver of claims under the Age Discrimination in Employment Act of 1967 (ADEA) was not knowing or voluntary.

b.	You acknowledge full and complete satisfaction of, and release and discharge all Released Persons from, any Claims.

c.	You are giving this release for yourself as well as for your executors, administrators, heirs and assigns.

d.	“Released Persons” are the Company, its successors, parents, subsidiaries and affiliates, and all of their directors, officers, agents and employees.

e.
“Claims” are any and all claims, demands and causes of action of whatever kind, including any claims for attorneys fees, that you now have, or at any time had, against any Released Persons, but only to the extent they arise out of or relate in any way to your employment or termination of employment with the Company and its affiliates. “Claims” includes things you may not even know about or suspect as well as any claims you may have under ADEA.

f.	“Claims” does not include (and you are not releasing):

(1)	any claims against the Company for promises it is making to you in this Agreement, including but not limited to the Severance Benefits set forth in paragraph 3 hereof,

(2)
any claims for benefit payments to which the Plan Administrator determines you are entitled under the terms of any retirement, savings, or other employee benefit programs in which the Company participates (but your Release does cover any claims you may make for severance benefits beyond those described or referred to in this Agreement and any claims for benefits beyond those provided under the terms of the applicable plan),

(3)    any claims covered by workers compensation laws, and

(4)	any claims that you did not knowingly and voluntarily waive Claims under ADEA.

6. Confidentiality. The terms of this Agreement are confidential. You agree not to disclose in any way this Agreement or any of its terms to any person other than your spouse, lawyer or accountant.

7. No Admission of Wrongdoing. Just because the Company is entering into this Agreement and paying you money, the Company is not admitting that it (or any Released Person) has done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.

8. Applicable Law. This Agreement is being made in Connecticut. It will be interpreted, enforced and governed under the laws of Connecticut, but your eligibility for, or the amount of any, employee benefits shall be subject to the terms of the benefit plans and the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

9. Arbitration. Without in any way affecting the release in paragraph 5, any and all disagreements, disputes or claims listed below will be resolved exclusively by arbitration in the Richmond, Virginia area. Arbitration will be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, as modified by Company. Copies of the Arbitration Policy and Rules and Procedures can be obtained from your Human Resources representative. A legal judgment based upon the Arbitrator’s award may be entered in any court having jurisdiction over the matter. You and the Company agree to arbitrate anything:

a.	related in any way to the validity of this Agreement or how it is interpreted or implemented (including the validity of your ADEA Waiver); or

b.
that involves your employment with Company or the termination of that employment, including any disputes arising under local, state or federal statues or common law (if for any reason your release and waiver under paragraph 5 is found to be unenforceable or inapplicable).

10. Final and Entire Agreement. This Agreement is intended to be the complete, entire and final agreement between you and the Company. It fully replaces all earlier agreements or understandings; however, it does not replace the terms of any CIGNA Corporation stock or option grant you might have received or the terms of any employee benefit plan. Neither you nor the Company has relied upon any other statement, agreement or contract, written or oral, in deciding to enter into this Agreement. Any amendment to this Agreement must be in writing and signed by both you and the Company.

11.  Your Understanding. By signing this Agreement, you admit and agree that:

a. You have read this Agreement.

b.	You understand it is legally binding, and you were advised to review it with a lawyer of your choice.

c.
You have had (or had the opportunity to take) 21 calendar days to discuss it with a lawyer of your choice before signing it and, if you sign it before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period.

d.
You realize and understand that the release covers all claims, demands, and causes of action against the Company and any Released Persons, including those under ADEA, whether or not you know or suspect them to exist at the present time (but the release does not apply to claims described in paragraph 5.f).

e.	You understand the terms of this Agreement and that it is not part of an exit incentive or other employment termination program being offered to a group or class of employees.

f.	You are signing this Agreement voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

12. Revoking the Agreement. You have seven calendar days from the date you sign this Agreement to revoke and cancel it. To do that, a clear, written cancellation letter, signed by you, must be received by Matthew J. Walker, CIGNA Corporation, 1650 Market Street OL54J, Philadelphia, PA, 19192 before 5:00 p.m. Eastern Time on the seventh calendar day following the date you sign this Agreement. The Agreement will have no force and effect until the end of that seventh day.

13. If Legal Action Is Started. You understand and agree that Company's main reason for entering into this Agreement is to avoid lawsuits and other litigation. Therefore, if any legal action covered by paragraph 5 or 9 (other than arbitration of a dispute described in paragraph 9.a or b or claims related to whether your release of ADEA claims was knowing and voluntary) is started by you (or by someone else on your behalf) against any Released Person, you agree to pay back to the Company within 30 days of the start of that legal action all the money you receive under paragraphs 2 and 3 above (excluding subparagraph 3.c) as well as any other thing of value received under this Agreement. You also agree to pay the Company any costs and attorneys' fees it incurs in that action in such action. (If you claim that your release of ADEA claims was not knowing and voluntary, the Company reserves its right to recover from you its attorneys’ fees and/or costs in defending that claim, at the conclusion of that action.)

If in any legal action or arbitration the release in paragraph 5 is found to be unenforceable for any reason, then this Agreement shall be null and void from Today on, and any money paid to you by the Company after Today under paragraphs 2 and 3 (excluding subparagraph 3.c) and not previously returned to the Company (including the value of any Company-subsidy for group health care and life insurance coverage provided under paragraphs 2 and 3), will be treated as an overpayment. You will have to repay that overpayment to the Company with interest, compounded annually at the rate of 6%. However, the repayment provision in this paragraph does not apply to legal actions in which you claim that your release of ADEA claims was not knowing and voluntary.

This paragraph 13 does not apply to any thing of value given to you for which you actually performed services and by law you are entitled to receive.

14. This Agreement is not effective or binding on either party until fully signed by both parties. This Agreement will be binding on and inure to the benefit of any successors to the Company.

The persons named below have signed this Agreement on the dates shown below:

11/10/04	/s/ John M. Murabito
Date	John M. Murabito
on behalf of
Connecticut General Life Insurance Company

11/09/04
Date	/s/ John W. Coyle
John W. Coyle